First Quarter 2011 Earnings Release Conference Call
April 21, 2011

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer and Noah Weiss, Senior Manager of Investor Relations. Also participating on the call and available for your questions are Kevin Bradley, President of the Cranes segment; Tim Ford, President of the Aerial Work Platforms (AWP) segment; George Ellis, President of the Construction segment; Kieran Hegarty, President of the Materials Processing segment; Steve Filipov, President of Developing Markets; and Ken Lousberg President of China Operations.

A replay of this call will be archived on the Company's website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some overall commentary on our business followed by Phil Widman who will provide a more detailed financial report. I will return to summarize and then open the call up for questions. During the Q & A portion please ask only one question and a follow-up.

The presentation we will be referring to is accessible on the Company's website. Let me begin by referring to the forward-looking statement commentary on page 2 of the presentation, which I encourage you to read and review, as well as our other disclosures available in our public documents.

And now let me turn to page 3, which is marked as “Overview”. As anticipated, the recovery is underway and continuing at Terex. Net sales increased 34% in the first quarter of 2011 and three of our four segments increased compared with the prior year. Order activity continues to accelerate with a strengthening backlog in all of our segments. This has led to increased production levels which, of course, helped improve year-over-year absorption of our manufacturing operations which are returning to a more typical pace following the ramp-down in 2009 and ramp-up in 2010. This has resulted in both pricing and cost challenges at this moment in time. Key components such as steel, hydraulics and tires have had significant price increases and have put pressure on our margins and, in some cases, caused short term delivery issues. Consequently, we have implemented price increases in virtually all of our product categories but, as is normal, these increases take effect over a period of time. Of particular note are the Port Equipment lines of business, which experienced a larger than expected loss, and we will discuss this in a little more detail later. There is more work to do to cut costs, although we do see increasing order rates for some of these products as being helpful for later this year and early next year. The last point, on page 3 is that we have executed a partial sale of our Bucyrus holdings to help balance our geographic cash position between North America and Europe.

Turning to page 4, we are certainly seeing a more positive market environment in most, if not all, of our markets around the world. Let me comment by product category. First, in our AWP segment, our backlog increased 123% compared with last year and 45% compared with the prior quarter, or about the same level of backlog as we had in June 2007. This increased backlog has caused us to adjust our production levels, which we thought we were going to get ahead of, but at this point we are just keeping pace with the higher demand. We also implemented at least a 4-1/2 % price increase on most of our models during the quarter. This will have a small effect in the second quarter and more in the third and fourth quarters. The market recovery for this segment has tended to be broadly based geographically.

In Construction, we see solid demand for our compact equipment, material handlers and our off-highway trucks. We received solid orders for recently introduced products and the lead times have been lengthening somewhat as our backlog increases. The operating losses from this business have now narrowed and we expect Q2 profitability. There remains a lot of work to do to continue to improve this business, but we feel we are on the right path for achieving our longer term goals.

The Cranes market has experienced a notable recovery in North America with rough terrain, boom truck, all-terrain, and even some tower crane products showing improvements. Crawler cranes have yet to bottom in the EU with a soft market being experienced, in particular for wind power projects. Additional cost reductions are required in our European crane operations and these are underway. But, in general, we have been surprised by a stronger backlog in our crane operations than we had initially expected.

Turning to the Materials Processing segment, dealer inventories continue to be low due to end-user financing programs creating a good environment for new equipment to be sold into the marketplace. The Materials Processing group has a good track record of continually upgrading their equipment, and the marketplace generally responds to improved productivity advancements in this category.

To summarize, the operating environment is clearly better today than we have seen in quite some time. It is a little better in some areas than we expected, but we remain appropriately cautious with a number of challenges that are being addressed.

I will now turn things over to Phil, who will review the numbers for our continuing operations.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. Page 5 displays the quarterly, year-over-year and sequential results for the continuing operations of the Company. I will cover some points here and cover more detail in the bridge later.

Net sales increased 34% from the prior year quarter, but declined 5% sequentially. The increases over the prior year were significant in most segments: 75% in AWP, 68% in Construction and 41% in Materials Processing, while Cranes declined 4%. Sequentially, the increases were more modest in the recovering segments, and were more than offset by the impact of timing of Cranes orders and deliveries, where net sales declined 28%, most significantly in large crawlers, all terrain and port equipment products.

We had a loss from operations of $9 million in the first quarter compared to a loss of $67 million in the prior year quarter. The favorable effect of increased net sales volume, improved manufacturing utilization, reduced restructuring and related charges were partially offset by increased SG&A and inventory charges. SG&A expense increased primarily due to the reinstatement and accrual for certain performance-based compensation programs and the cost of CONEXPO in March 2011. Sequentially, the significant net sales decline in Cranes, mentioned above, was the primary reason for the increased loss from operations.

Overall working capital increased due to the typical seasonal pattern and due to the delivery delays in the Cranes segment both year-over-year and sequentially. Working capital as a percentage of the trailing three month annualized sales increased to 37%. We expect to reduce working capital in our Cranes segment as production and demand are more effectively matched. Overall, we expect our working capital to sales ratio to improve in 2011 as the other three segments increase their volume. We continue to take advantage of early payment discounts with our suppliers in order to improve our returns. This has had a 1% to 2% negative impact on the working capital to sales ratio when compared to the prior year quarter.

Net Debt decreased to $693 million from $792 million at the end of 2010 mainly due to proceeds of $166 million from the sale of shares held in Bucyrus, partially offset by the use of cash in operating activities. Overall liquidity remains strong at $1.2 billion with cash balances of $700 million and availability under the revolving facility of slightly under $500 million. During January we redeemed the 7-3/8% senior subordinated notes of approximately $298 million principal value.

Page 6 displays other financial items for comparison purposes. Ron will discuss backlog shortly. The net interest expense reduction from the prior year reflects the positive effect of the debt repayments made over the last six months of approximately $570 million. Other income in the period includes the gain on the sale of Bucyrus shares of approximately $52 million, partially offset by approximately $6 million for costs associated with the redemption of the 7-3/8% senior subordinated notes. The weighted average share count is dilutive this quarter given overall profitability and includes 5.7 million shares for the effect of the convertible notes and 1.7 million shares for compensation programs. The earnings per share effect of the unusual items for the current quarter includes the benefit of $.28 per share for the after-tax gain on the sale of Bucyrus shares, partially offset by $.04 per share for the costs associated with the redemption of the 7-3/8% senior subordinated notes and $.03 per share for charges related to restructuring and a customer insolvency.

Turning to page 7, we have outlined the bridge between last year's loss from operations for the first quarter of approximately $67 million to the loss from operations of approximately $9 million, with segment detail as well. The most significant changes are, as expected, in the largely favorable volume effect from the recovering segments, partially offset by Cranes, where reduced crawler crane demand and port equipment delivery delays negatively affected results. The $20 million positive effect on manufacturing absorption continues to provide an uplift in all segments compared to the prior year quarter. The SG&A increase of approximately $16 million is mainly due to the restoration and accrual for certain performance-based compensation programs and the cost of CONEXPO in March 2011. We have split out the effect of the change in management allocation compared to last year to the segments on a separate line for better clarity of our methodology change.

Let me refer to page 8 for our working capital trends, where our overall net cash days increased to 144. This is partly due to our seasonally stronger second quarter demand, the mix of business and the significant March level of net sales. The decrease in DPO compared to the prior year is mainly due to the early payment discount program. We still expect to achieve a working capital to fourth quarter annualized sales of approximately 28% at the end of 2011.

I will turn things back over to Ron to conclude.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Turning to page 9, the backlog performance of Terex is actually quite positive. At nearly $1.8 billion of backlog that is deliverable in twelve months, this is the highest level we have had since December 2008. In total, our backlog grew 38% compared to the fourth quarter of 2010 and 46% compared to a year ago. Approximately 5% of the year-over-year increase is FX related.

It seems that customer confidence really did start to build in the mid to latter part of the first quarter, with March being one of the most positive months we have seen in a long time. Compared to many first quarters, shipping performance was fairly poor in January and February, but significantly changed in the month of March. I believe this is a reflection not only of the seasonality built into our business, but also the care our customers took in planning when they wanted to receive their products.

Turning to page 10, I would like to provide some insight on each of our businesses by segment. While the numbers are there and presented clearly, some commentary about what is going on in each segment may be helpful.

First, regarding our AWP business, we continue to see our customers getting healthier. This is fundamental toward long term improvement through this product category. The net sales increase of about 75% compared with year ago is the beginning of a very solid recovery. Particularly encouraging was the strength of our business in Western Europe. There are still Eastern European markets and parts of Europe that are very slow, and we expect these markets to remain slow for most of the rest of the year. Nevertheless, replacement capital is currently driving our improved demand. Said simply, fleets are old and our customers are buying. From an operational perspective, we have hired approximately 649 additional manufacturing workers compared with September 30, 2010 and this 22% increase was required in order to get production levels back to meet demand. These ramp-ups are always less efficient than ongoing production levels, and we expect to see improved productivity through our operations in the coming months.

Last month, Tim Ford and I opened our new facility in China. This facility is initially focused on ship building boom manufacturing and will eventually support a number of other products, some regional and some global. We are also excited about our new hybrid utility truck that recently received a U.S. patent. And lastly, we are now realizing some of our investments in parts and service support as we are at excellent levels of performance and building on the Genie heritage of being the most customer responsive company in its product category.

Turning to our Construction business, during the first quarter we introduced a rubber tire skid steer loader and new loader backhoe product line. Both of these products have received excellent customer response, and net sales expectations are higher than initially planned. From a geographic perspective, this business has benefited nicely from sizeable orders in North America, Russia and developing markets in general. Our material handler product line (the Terex Fuchs product), had an outstanding quarter and is the best performer of the businesses within this segment. We believe we are turning the corner in profitability from our German compact construction operations, reflecting the restructuring and consolidation that took place there last year. Our Latin American operations are performing well and a new factory is in the process of being started as permits have finally been secured in Brazil.

Turning to our Cranes business, as expected, this product category had a difficult first quarter. It was actually a bit more difficult than we anticipated with a higher than expected loss of approximately $16 million associated with the Port Equipment business, which affected our Cranes segment in total. The losses are twofold: first, net sales in the quarter were about half of what they were in the prior year and the prior quarter and there were also some customer delivery push outs due to the lumpy nature of this business. Furthermore, our cost structure in our Port Equipment product lines remains too high as well. This is being addressed as initial expectations for a turnaround in Italy in particular have lagged our expectations. All is not bad news, however, as the backlog continues to grow. We expect to begin benefiting from the backlog increases later this year and early in 2012.

For Cranes overall, we did expect North America to begin improving, but we have actually seen the backlog go up beyond just North America. We had a great CONEXPO. While our entire backlog presented here is for delivery in the next 12 months, I want to be clear that we still have cost reduction work to be done within our Cranes operations, in particular within our German Cranes manufacturing location. We have not flexed this business sufficiently. Getting costs further down as sales increase will be the formula for returning this business to solid profitability in the future.

Lastly, the Materials Processing business had a solid quarter and is the leader of the pack in terms of performance from my point of view. Net sales were up 41% compared to the prior year; profitability was at an 8% operating margin, still below the level this team is used to operating at and backlog is at a solid level.

As I look across our four segments, I expect substantial operating profit improvements from our AWP business in the second quarter, as well as a continued improvement in Construction. Materials Processing should also deliver a solid quarter, and the losses at Cranes will be reduced or turned to modest profitability.

Turning to page 11 and summarizing, results for the Company are basically in line with our expectations and we are continuing to grow our business fairly broadly, but developing markets are remaining a source of strength representing 28% of the Company's net sales in the quarter. The backlog is growing in all segments as indicated previously, with the Cranes backlog frankly better than expected. Further cost reductions, especially within our Cranes business, are being worked on and the overall outlook for 2011 is slightly better from a revenue point of view at $5.2 to $5.5 billion, and we are maintaining the EPS guidance at the $0.60 to $0.75 for the full year, excluding restructuring and unusual items, like the gain on the sale of Bucyrus shares, of course.

We continue targeting the longer term goals we set for the company in 2013 of $8 billion in net sales with an approximately 12% operating margin. This, of course, is not guidance but rather what we feel is the operating potential we are working diligently to capture.

We look forward to updating everyone more completely at the May 16th Analyst Day at the Marriott East Side in New York. If you have not already submitted a R.S.V.P., please reserve your space by contacting Investor Relations via the contact info on the IR section of our website.